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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                          (Amendment No.____________)*

                              AB Liquidating Corp.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   00650M104
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 July 30, 2008
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [_] Rule 13d-1(b)

          [x] Rule 13d-1(c)

          [_] Rule 13d-1(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM
     ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID
                               OMB CONTROL NUMBER.

CUSIP No. 00650M104


--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                            Riverside Contracting LLC

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) [x]
     (b) [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     New York

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           952,500
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
  REPORTING    7.   SOLE DISPOSITIVE POWER

    EACH            952,500
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,985,000

--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                       [_]

--------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      5.3%

--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       OO

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ReGen Partners I, LP

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) [x]
     (b) [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           32,500
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         32,500
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,985,000

--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                       [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------
1.   NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     ReGen Capital I, Inc.

--------------------------------------------------------------------------------
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a) [x]
     (b) [_]

--------------------------------------------------------------------------------
3.   SEC USE ONLY


--------------------------------------------------------------------------------
4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

--------------------------------------------------------------------------------
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,000,000
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,000,000
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
--------------------------------------------------------------------------------
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                   1,985,000

--------------------------------------------------------------------------------
10.  CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)

                                       [_]

--------------------------------------------------------------------------------
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                      5.3%
--------------------------------------------------------------------------------
12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       CO

--------------------------------------------------------------------------------

CUSIP No. 00650M104

Item 1(a).  Name of Issuer:

AB Liquidating Corp.

--------------------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

1143 Borregas Ave.
Sunnyvale, CA 94089

--------------------------------------------------------------------------------

Item 2(a).  Name of Persons Filing:
Riverside Contracting LLC
ReGen Partners I, LP
ReGen Capital I, Inc.
ReGen Partners, LLC
Elliot Herskowitz
Neil Herskowitz



--------------------------------------------------------------------------------

Item 2(b). Address of Principal Business Office, or if None, Residence: c/o ReGen Capital, LLC
2109 Broadway, 2nd Floor
New York, New York 10023



--------------------------------------------------------------------------------

Item 2(c).  Citizenship:
Riverside Contracting LLC is organized in New York
ReGen Partners I, LP is organized in Delaware
ReGen Capital I, Inc. is organized in Delaware
ReGen Partners, LLC is organized in Delaware
Elliot Herskowitz -- US
Neil Herskowitz -- US



--------------------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

Common Stock

--------------------------------------------------------------------------------

Item 2(e).  CUSIP Number:

00650M104

--------------------------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

     (b)   [_] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C.
               78o).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78o).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with s240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with s240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)   [_] Group, in accordance with s240.13d-1(b)(1)(ii)(J).

CUSIP No. 00650M104


Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.


I.   Riverside Contracting LLC

(a)  Amount beneficially owned:

     1,985,000
--------------------------------------------------------------------------------

(b)  Percent of class:

     5.3%
--------------------------------------------------------------------------------

(c)  Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote ______952,500______________,

     (ii)  Shared power to vote or to direct the vote__________0___________,

     (iii) Sole power to dispose or to direct the disposition of ___952,500____,

     (iv) Shared power to dispose or to direct the disposition of ____0____


II.  ReGen Partners I, LP

(a)  Amount beneficially owned:
     1,985,000
--------------------------------------------------------------------------------

(b)  Percent of class:
     5.3%
--------------------------------------------------------------------------------

(c)  Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote __________32,500___________,

     (ii)  Shared power to vote or to direct the vote ___________0__________,

     (iii) Sole power to dispose or to direct the disposition of ____32,500____,

     (iv)  Shared power to dispose or to direct the disposition of ________0


III. ReGen Capital I, Inc.

(a)  Amount beneficially owned:

     1,985,000
--------------------------------------------------------------------------------

(b) Percent of class:
     5.3%
--------------------------------------------------------------------------------

(c) Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote _________1,000,000_________,

     (ii)  Shared power to vote or to direct the vote _____________0_______,

     (iii) Sole power to dispose or to direct the disposition of ___1,000,000__,

     (iv)  Shared power to dispose or to direct the disposition of ________0


IV. ReGen Partners, LLC (a) Amount beneficially owned:

     1,985,000
--------------------------------------------------------------------------------

(b) Percent of class:

     5.3%
--------------------------------------------------------------------------------

(c) Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote ___________32,500__________,

     (ii)  Shared power to vote or to direct the vote _____________0________,

     (iii) Sole power to dispose or to direct the disposition of ___32,500_____,

     (iv)  Shared power to dispose or to direct the disposition of ______0__

CUSIP No. 00650M104


V. Elliot Herskowitz

(a)  Amount beneficially owned:

     1,985,000
--------------------------------------------------------------------------------

(b)  Percent of class:

     5.3%
--------------------------------------------------------------------------------

(c)  Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote ________0_______________,

     (ii)  Shared power to vote or to direct the vote ________1,985,000________,

     (iii) Sole power to dispose or to direct the disposition of ______0____,

     (iv)  Shared power to dispose or to direct the disposition of __1,985,000__


VI.  Neil Herskowitz

(a)  Amount beneficially owned:

     1,985,000
--------------------------------------------------------------------------------

(b)  Percent of class:

     5.3%
--------------------------------------------------------------------------------

(c)  Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote _____________0_________,

     (ii)  Shared power to vote or to direct the vote _________1,985,000_______,

     (iii) Sole power to dispose or to direct the disposition of _____0_____,

     (iv)  Shared power to dispose or to direct the disposition of __1,985,000__


--------------------------------------------------------------------------------
Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].


--------------------------------------------------------------------------------
Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

NA

--------------------------------------------------------------------------------
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

NA

--------------------------------------------------------------------------------
Item 8.  Identification  and  Classification  of Members of the Group.

NA

--------------------------------------------------------------------------------
Item 9.  Notice of Dissolution of Group.

NA

--------------------------------------------------------------------------------
Item 10.  Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  August 7, 2008
                                                        (Date)
RIVERSIDE CONTRACTING LLC
By /s/ Neil Herskowitz
   ------------------------------------
       Neil Herskowitz, Manager

REGEN PARTNERS I, LP
By REGEN PARTNERS, LLC, General Partner
By /s/ Neil Herskowitz
   ------------------------------------
       Neil Herskowitz, Manager

REGEN CAPITAL I, INC.,
By /s/ Neil Herskowitz
   ------------------------------------
       Neil Herskowitz, Vice President

REGEN PARTNERS, LLC
By /s/ Neil Herskowitz
   ------------------------------------
       Neil Herskowitz, Manager

/s/ Elliot H. Herskowitz
---------------------------------
ELLIOT H. HERSKOWITZ

/s/ Neil Herskowitz
---------------------------------
NEIL HERSKOWITZ






The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement,provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s240.13d-7 for other parties for whom copies are to be sent.

ATTENTION. INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).